Exhibit 99.1

Schick Technologies Reports Fiscal 2006 Second Quarter Results

Net Revenues Increase 30%

LONG ISLAND CITY, N.Y., November 9, 2005 — Schick Technologies, Inc. (OTC BB: SCHK) today reported its financial results for the second fiscal quarter ended September 30, 2005.

Revenues for the quarter increased 30%, to $14.1 million, compared to $10.9 million for the same period last year.

Operating income decreased $0.3 million or 9%, to $3.5 million, compared to $3.8 million in the same period last year. Operating income for the quarter was impacted by merger and acquisition charges of $1.1 million arising primarily from the proposed business combination with Sirona Dental Systems.

Net income for the quarter was $2.4 million, or $0.13 per diluted share, compared to net income of $2.5 million, or $0.14 per diluted share, for the same period of the prior year. Merger and acquisition charges, net of related income taxes, approximate $0.04 per diluted share. Without these charges, the Company’s net income per diluted share for the second quarter of fiscal 2006 would have been $0.17.

At September 30, 2005, the Company had $45.1 million in cash and cash equivalents and $53.4 million in working capital, as compared to $39.7 million in cash and cash equivalents and $47.1 million in working capital at March 31, 2005.

The Company also announced today that it has submitted an application to be listed on the NASDAQ National Market and believes it meets all NASDAQ listing criteria.

Jeffrey T. Slovin, President and Chief Executive Officer, commented, “We are pleased with our performance this quarter. Revenues continued to grow with CDR product revenues up by 52% over last year, including a 52% increase in CDR product revenues from Patterson, our exclusive North American distributor. Our bottom line was strong, although it was impacted by the costs associated with our exchange agreement with Sirona. We remain excited about our planned combination with one of the world’s premier dental companies and strongly believe that it will benefit patients, customers, employees and shareholders. We also remain confident that the level of our success in the market today will only be enhanced by joining with Sirona, as the combination of these businesses will enable us to continue to bring innovative new products to dental professionals and their patients.”

Net revenues for the six months ended September 30, 2005 were $29.8 million, an increase of $8.0 million, or 37%, compared to $21.8 million in the same period last year.

For the six months, income from operations increased $ 2.3 million, or 33%, up to $9.2 million compared to $6.9 million for the same period of the prior year. Excluding the impact of the merger and acquisition costs of $1.1 million, income from operations for the six months would have been $10.3 million.

Net income for the six months ended September 30, 2005 was $6.0 million, or $0.34 per diluted share, compared to net income of $4.3 million, or $0.25 per diluted share, for the same period last year. Excluding the impact of the merger and acquisition costs of $0.04 per diluted share, the Company’s net income per diluted share for the six months would have been $0.38, an increase of 52%.

Schick Technologies, Inc. Conference Call Information:

Schick Technologies, Inc. will hold its quarterly conference call on Thursday, November 10, 2005 at 9:00 a.m. ET. To access the call, please dial 866-831-6224 (domestic) or +1 617-213-8853 (international), and enter passcode # 37183329. This conference call will be broadcast live on the Internet at www.schicktech.com, www.fulldisclosure.com and www.streetevents.com. An audio digital replay of the call will be available as of two hours after the call on November 10, 2005, at approximately 11:00 a.m. ET until November 17, 2005, by dialing 888-286-8010 (domestic) or +1-617-801-6888 (international) and using confirmation code 95470555. A web archive will be available for 30 days at www.fulldisclosure.com and www.streetevents.com The Company’s earnings release, which is expected to be issued on November 9, 2005, and any other financial and statistical information disclosed by the Registrant during the conference call will be available in the “Investors” section of Registrant’s web site at www.schicktech.com.

About Schick Technologies, Inc.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company’s products, which are based on proprietary digital imaging technologies, create instant high- resolution radiographs and offer significant advantages over conventional x- ray devices.

The Company’s beliefs as to any information in this announcement which is not historical, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick Technologies’ products, the closing of the Company’s merger with Sirona Dental Systems, the Company’s dependence on an exclusive North American distributor, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, fluctuation in results, the approval of the Company’s Nasdaq relisting application, seasonality and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.

In connection with the proposed transaction, a proxy statement will be filed with the SEC by Schick. Shareholders of Schick are urged to read the proxy statement and any other relevant documents filed with the SEC because it will contain important information about Sirona, Schick and the proposed transaction. The final proxy statement will be mailed to shareholders of Schick. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Schick will be available free of charge from Schick Technologies, Inc., Attn: Legal Department, 30-00 47thAvenue, Long Island City, New York, 11101, Tel: (718) 937-5765.

Schick Technologies, Inc. and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick’s Annual Report on Form 10-K for the year ended March 31, 2005.

Schick Technologies, Inc. and Subsidiary
Proforma net income and net income per share (unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	September 30,

	2005	2004	2005	2005

Net income as reported	$2,403	$2,486	$6,035	$4,285

Acquisition and merger related
expense, net of income taxes	685	—	685	—

Net income - proforma	$3,088	$2,486	$6,720	$4,285

Basic earnings per share
As reported	$0.15	$0.16	$0.38	$0.28

Proforma	$0.19	$0.16	$0.42	$0.28

Diluted earnings per share
As reported	$0.13	$0.14	$0.34	$0.25

Proforma	$0.17	$0.14	$0.38	$0.25

Weighted average common shares
Basic	16,056,514	15,099,299	16,046,188	15,063,501

Diluted	17,843,577	17,230,852	17,772,542	17,219,421

Schick Technologies, Inc. and Subsidiary
Consolidated Statements of Income (unaudited)
(In thousands, except share and per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2005	2004	2005	2005

Revenue, net	$14,111	$10,870	$29,794	$21,751

Total cost of sales	4,461	2,972	9,160	6,181

Gross profit	9,650	7,898	20,634	15,570

Operating expenses:
Selling and marketing	2,342	1,531	4,668	2,987
General and administrative	1,515	1,284	3,330	3,269
Research and development	1,234	1,305	2,359	2,417
Acquisition and merger related expenses	1,107	—	1,107	—

Total operating costs	6,198	4,120	11,464	8,673

Income from operations	3,452	3,778	9,170	6,897

Other income (expense)
Interest income	324	84	575	177
Other expense	(1)	—	(1)	—

Total other income	323	84	574	177

Income before income taxes	3,775	3,862	9,744	7,074

Provision for income taxes	1,372	1,376	3,709	2,789

Net income	$2,403	$2,486	$6,035	$4,285

Basic earnings per share	$0.15	$0.16	$0.38	$0.28

Diluted earnings per share	$0.13	$0.14	$0.34	$0.25

Weighted average common shares (basic)	16,056,514	15,099,299	16,046,188	15,063,501

Weighted average common shares (diluted)	17,843,577	17,230,852	17,772,542	17,219,421

Schick Technologies, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	March 31,

	2005

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$45,071	$39,725
Accounts receivable, net of allowance for doubtful accounts of $57	6,236	5,663
Inventories	4,457	3,545
Prepayments and other current assets	1,880	780
Deferred income taxes	4,267	5,681

Total current assets	61,911	55,394

Equipment, net	1,319	1,317
Goodwill, net	266	266
Deferred income taxes	320	270
Other assets	811	287

Total assets	$64,627	$57,534

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,082	$1,903
Accrued salaries and commissions	1,251	1,590
Deposits from customers	35	30
Warranty obligations	575	446
Deferred revenue	3,536	4,316

Total current liabilities	8,479	8,285

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock ($0.01 par value; 2,500,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.01 par value; 50,000,000 shares authorized;
16,168,690 and 16,034,230 shares issued and outstanding, respectively)	162	160
Additional paid-in capital	47,627	46,765
Retained earnings	8,359	2,324

Total stockholders’ equity	56,148	49,249

Total liabilities and stockholders’ equity	$64,627	$57,534

Contact: Kevin McGrath, Cameron Associates, 212-245-4577
Kevin@cameronassoc.com